KEITH K. ZHEN, CA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET
BROOKLYN, NY 11223
TEL (347) 408-0693
FAX (347) 602-4686
EMAIL KEITHZHEN@KEITHZHENCPA.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 9, 2009

To the Board of Directors
China Du Kang Co., Ltd.

We hereby consent to the use of our report dated November 6, 2009, with respect to the consolidated financial statements of China Du Kang Co., Ltd. And subsidiaries, incorporated in the Registration Statement on Form 10 of China Du Kang Co., Ltd. To be filed with the Securities and Exchange Commission on about November 9, 2009. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Truly yours,

/s/ Keith K. Zhen, CPA
----------------------
Keith K. Zhen, CPA
Brooklyn, New York